EXHIBIT 99.1

NeuroMetrix, Inc. Reports Total Revenues of $6.8 Million for the First Quarter of 2009

WALTHAM, Mass.—(BUSINESS WIRE)—May 6, 2009—NeuroMetrix, Inc. (Nasdaq: NURO), a health care company transforming patient care through neurotechnology, announced today its financial results for the three-month period ended March 31, 2009.

Total revenues for the three months ended March 31, 2009, the Company’s first quarter, were $6.8 million, compared with $8.7 million for the first quarter of 2008, representing a decline of 22%. During the three-month periods ended March 31, 2009 and 2008, 90% and 91% of revenues, respectively, were derived from consumables sales, 10% and 9% of revenues, respectively, were derived from medical equipment sales. Medical equipment sales include sales of ADVANCE™ devices and related modules, NC-stat® devices and related modules, and service agreement revenues. Consumables sales include sales of nerve specific electrodes, EMG needles, and other accessories.

Gross margins as a percentage of total revenues for the first quarter of 2009 were 72%, compared with 73% for the first quarter of 2008. In the first quarter of 2009, the gross margins as a percentage of total revenues decreased primarily due to greater discounting. The increased discounting, which resulted in lower average selling prices is, in part, related to ADVANCE transition pricing for certain existing customers who are specialist physicians with peripheral nerve expertise.

The net loss for the first quarter of 2009 was approximately $1.2 million compared with a net loss of approximately $10.8 million for the first quarter of 2008, which included a $5.8 million charge for impairment of goodwill, a $0.7 million write-down on an investment in Cyberkinetics Neurotechnology Systems, Inc. and a loss from discontinued operations of $0.7 million. Basic and diluted net loss per share was $(0.09) for the three months ended March 31, 2009 compared with basic and diluted net loss per share of $(0.79) for the three months ended March 31, 2008.

Cash and cash equivalents and short-term investments totaled $15.9 million as of March 31, 2009 compared with $19.8 million as of December 31, 2008. During the quarter, the Company settled and paid $3.7 million to the US Department of Justice and used $0.4 million of cash to acquire certain assets from Cyberkinetics Neurotechnology Systems, Inc.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the first quarter of 2009 were down approximately 22% from the same period in 2008 and down 5% sequentially from the fourth quarter of 2008.  We believe that the decrease in our revenues is due to the overall reduction in health care capital purchasing, the continued uncertainty surrounding reimbursement for the NC-stat System, and the 40% reduction in our direct sales force in the second quarter of 2008. During the first quarter of 2009, our active customer count, which is a twelve-month look back at accounts utilizing our neurodiagnostic instruments, decreased by approximately 180 to 5,000 physician practices and clinics as of the end of the first quarter of 2009 from the fourth quarter of 2008. However, the average consumables usage per active customer increased during the first quarter of 2009 as did the total consumables usage from the prior quarter.”

Dr. Gozani added, “We are now actively marketing the ADVANCE System into the neurology, physical medicine and rehabilitation (PM&R), neurosurgery, orthopedic and hand surgery, and pain medicine markets through our direct sales organization. As of the end of the first quarter of 2009, 7% of our active customers were using ADVANCE. We are encouraged by market reaction and have gained important insight into certain product enhancements that we believe could accelerate adoption. We have also made progress toward refining our sales focus by reorganizing our field sales into three market channels: neurology, neurointerventional, and physician office. The neurology market includes neurologists and physical medicine and rehabilitation (PM&R) physicians.”

Dr. Gozani further stated, “We recently announced the acquisition of certain technological and intellectual property assets from Cyberkinetics Neurotechnology Systems, Inc. This acquisition includes all of Cyberkinetics’ rights and regulatory filings for the Andara™ Oscillating Field Stimulator (OFS™) technology for treatment of acute spinal cord injury, an investigational device designed to stimulate spinal cord repair and restore sensation; the rights to develop and commercialize a therapeutic product for peripheral nerve injury based on the Andara OFS neurostimulation technology; development and commercialization rights to certain derivatives of the pharmacological agent 4-aminopyridine that may be useful in the treatment of central and peripheral nervous system injury and disease; and certain other intellectual property and technology”.

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Wednesday, May 6, 2009 to discuss the Company’s financial results for the three-month period ended March 31, 2009. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 800-638-4817 and using the confirmation code 44139479. Internationally, the conference call may be accessed by dialing 617-614-3943 and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at http://www.neurometrix.com under the “Investor Relations” tab and a replay of the webcast will be available on the Company’s website. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 45211200. The replay will be available for three months after the conference call.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control and the treatment of focal neuropathies. We are also developing neurostimulation-based devices that promote nerve fiber regeneration in acute peripheral nerve and spinal cord injuries. For more information, visit http://www.neurometrix.com.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,”

“continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System and the ADVANCE System, including the AMA CPT Editorial Panel process and the risk that the reimbursement amount under any new CPT code for nerve conduction studies performed with pre-configured electrode arrays may be lower than the reimbursement amount under existing CPT codes for nerve conduction studies; obtaining necessary regulatory approvals or clearances, including the pending 510(k) filing with the United States Food and Drug Administration (“FDA”) relating to portions of the onCall Information System that are currently in use for the NC-stat System and FDA approval of the Andara OFS System; the ability of NeuroMetrix to develop new products based on the intellectual property acquired from Cyberkinetics; the ability of NeuroMetrix to obtain additional funding for product development or otherwise; NeuroMetrix’s ability to successfully develop product enhancements to the ADVANCE System; our success in marketing the ADVANCE System; protection of NeuroMetrix’s intellectual property and other proprietary rights; reliance on third party manufacturers and suppliers; NeuroMetrix’s financial condition; plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company’s other public filings. Should one or more of these risks or uncertainties materialize, or should any of NeuroMetrix’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. NeuroMetrix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Source: NeuroMetrix, Inc.

Joseph A. Calo

781-314-2775

Acting Chief Financial Officer

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2009	2008
		(Consolidated)
Revenues:
Medical equipment	$698,969	$749,904
Consumables	6,126,609	7,985,787

Total revenues	6,825,578	8,735,691
Cost of revenues	1,940,388	2,315,920

Gross margin	4,885,190	6,419,771

Costs and expenses:
Research and development	1,321,762	1,466,004
Sales and marketing	2,520,514	5,493,962
General and administrative	2,332,090	3,366,375
Charge for impaired goodwill	—	5,833,464

Total operating expenses	6,174,366	16,159,805

Loss from operations	(1,289,176)	(9,740,034)
Loss on available-for-sale investment	—	(656,019)
Interest income	72,671	291,025

Loss before minority interest	(1,216,505)	(10,105,028)
Minority interest	—	26,250

Loss from continuing operations	(1,216,505)	(10,078,778)
Loss from discontinued operations	—	(728,739)

Net loss	$(1,216,505)	$(10,807,517)

Per common share data, basic and diluted:

Loss from continuing operations	$(0.09)	$(0.74)

Loss from discontinued operations	$—	$(0.05)

Net loss	$(0.09)	$(0.79)

Weighted average number of common shares outstanding, basic and diluted	13,904,626	13,690,134

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$5,919,556	$12,302,284
Short-term held-to-maturity investments	9,995,000	7,495,000
Accounts receivable, net	3,565,126	3,660,848
Inventories	5,120,860	5,606,807
Prepaid expenses and other current assets	519,158	313,795
Current portion of deferred costs	215,552	263,755
Total current assets	25,335,252	29,642,489
Restricted cash	408,000	408,000
Fixed assets, net	1,047,123	1,073,176
Intangible assets, net	332,500	—
Deferred costs	100,216	116,972
Other long-term assets	179,016	137,705
Total assets	$27,402,107	$31,378,342
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,078,714	$201,275
Accrued compensation	990,278	1,335,430
Accrued expenses	1,594,510	5,386,699
Current portion of deferred revenue	945,993	1,057,215
Current portion of capital lease obligation	24,266	29,748
Total current liabilities	4,633,761	8,010,367
Deferred revenue	462,016	483,365
Capital lease obligation, net of current portion	56,820	52,059
Total liabilities	5,152,597	8,545,791
Stockholders’ equity
Common stock	1,395	1,386
Additional paid-in capital	113,260,257	112,626,802
Accumulated deficit	(91,012,142)	(89,795,637)
Total stockholders’ equity	22,249,510	22,832,551
Total liabilities and stockholders’ equity	$27,402,107	$31,378,342